TXU Reports First Quarter Results

    DALLAS, May 9 /PRNewswire-FirstCall/ -- TXU Corp. (NYSE: TXU) today reported consolidated results for the first quarter ended March 31, 2007.

    -- TXU reported a net loss available to common shareholders of $497 million, $1.09 per share, in the first quarter 2007 compared to net income available to common shareholders of $576 million, $1.22 per share, in the first quarter 2006.(1) Reported earnings for first quarter 2007 included net after-tax expenses of $941 million, $2.02 per share, treated as special items, primarily related to a charge associated with the first quarter suspension of certain generation facility development projects, as referenced in the February 26 announcement of TXU's merger agreement with an investment group led by Kohlberg Kravis Roberts & Co. and Texas Pacific Group, and unrealized mark-to-market losses on positions in TXU's long-term hedging program.
    -- Operational earnings,(2) which exclude special items(3) and income or losses not related to continuing operations, were $444 million, $0.96 per share, in the first quarter 2007 compared to $529 million, $1.12 per share, in the first quarter 2006. Operational earnings were expected to be lower than the prior-year quarter due to the planned extended outage at the Comanche Peak nuclear generation plant (which was completed safely, successfully and in record time) and more planned outage time for coal-fueled plant maintenance, as well as lower average retail pricing. Operational earnings include the timing effect of approximately $0.04 per share (after tax) of unrealized mark-to-market losses from wholesale positions (not related to the long-term hedging program) for which offsetting realized gains on the hedged transactions are expected through the remainder of 2007.
    -- As in previous quarters, details of TXU's results are included in this release and related exhibits. In light of the proposed merger, the company currently has no strategic update and, thus, did not plan a conference call. Investor Relations and Corporate Communications staffs are available to respond to questions.

    Reported Earnings
    TXU reported a first quarter 2007 net loss available to common shareholders of $497 million, $1.09 per share, compared to net income available to common shareholders of $576 million, $1.22 per share, for first quarter 2006. Reported earnings for first quarter 2007 included net after-tax expenses of $941 million, $2.02 per share, treated as special items. Special items consist primarily of a charge of $463 million, $0.99 per share, associated with the first quarter suspension of certain generation facility development projects, which are to be terminated upon closing of the proposed merger contemplated by the merger agreement between TXU and an investor group led by Kohlberg Kravis Roberts & Co.
(KKR) and Texas Pacific Group (TPG) (Merger Agreement) and unrealized mark-to-market losses of $449 million, $0.97 per share, on positions in the long-term hedging program. First quarter 2006 reported earnings included income from discontinued operations of $60 million, $0.13 per share, related primarily to reversal of an income tax reserve for TXU Gas upon favorable resolution of a tax audit matter, as well as special items totaling $13 million, $0.03 per share, in net after-tax expenses.

    Operational Earnings
    First quarter operational earnings decreased to $0.96 per share in 2007 from $1.12 per share in 2006. The change was primarily due to a reduction in contribution margin (operating revenues less fuel, purchased power and delivery fees) of $0.21 per share, including the effects of baseload plant outages, the timing effect of unrealized mark-to-market losses from wholesale positions not related to the long-term hedging program described above, the effect of lower average retail pricing ($0.06 per share), and increased selling, general and administrative (SG&A) expenses ($0.06 per share) substantially related to the generation facility development program, partially offset by a reduction in net interest expense ($0.05 per share) and fewer average common shares outstanding ($0.02 per share). First quarter 2007 results also reflected higher sales volumes due to the impact of colder, more normal weather and increased average weather-adjusted customer usage.

    Average common shares declined primarily due to the repurchase of approximately 18.6 million shares of common stock between February and September 2006. TXU issued approximately 5.7 million shares in May 2006 related to the settlement of equity-linked securities and 1.4 million shares in May 2006 under the long-term incentive compensation plan. The company did not repurchase any shares in the first quarter of 2007, and under the terms of the Merger Agreement, TXU cannot, without the consent of KKR and TPG, purchase or otherwise acquire any of TXU Corp.'s shares of common stock.
    Operational earnings, including significant drivers by business segment, are discussed in more detail beginning on page 6 under Consolidated Operational Earnings Summary.

    Table 1 below provides a recap of operating highlights for the beginning of 2007.

    Table 1:  2007 operating highlights
    Highlight
    Operational Excellence:
    -- Announced on February 26, 2007, the execution of the Merger Agreement under which an investor group led by KKR and TPG, two of the nations' leading private equity firms, will acquire TXU in a transaction valued at approximately $45 billion. Under the terms of the Merger Agreement, shareholders will receive $69.25 per share following closing, which represents a 25 percent premium to the 20 trading day average closing share price on February 22, 2007, the last trading day before press reports of rumors about the merger transaction.
    -- Filed in April 2007, an application with the U.S. Nuclear Regulatory
       Commission (NRC) for approval of the indirect transfer of control of the nuclear operating licenses relating to its Comanche Peak nuclear generation units and an application with the Public Utility Commission of Texas (PUC) requesting that the PUC make a determination that the proposed merger as it relates to Oncor Electric Delivery is in the public interest. In May 2007, TXU filed with the Federal Energy Regulatory Commission (FERC) an application for the indirect transfer of control of certain FERC jurisdictional assets. A preliminary proxy statement relating to the shareholder meeting to vote on the proposed merger and applications for additional necessary regulatory approvals (including the Department of Justice under the Hart-Scott-Rodino Act and the Federal Communications Commission) are expected to be filed within the next few months to facilitate closing the proposed merger in the second half of 2007. All required regulatory approvals for consummation of the proposed merger are expected to be obtained by the fourth quarter of 2007.
    -- Received a court ruling clearing the way to complete construction of the new, state-of-the-art Sandow Unit 5 coal-fueled generation unit to provide reliable and cleaner power for Texas. Construction is expected to be completed by mid-2009.

    -- Safely completed the planned refueling and steam generator replacement outage at Unit 1 of the Comanche Peak nuclear generating station 20 days earlier than the planned 75 days, making it the shortest nuclear steam generator replacement outage of its type on record. Comanche Peak Unit 2 achieved a 102.6 percent capacity factor.
    -- Set new generation records for Big Brown and Monticello coal-fueled generation plants in first quarter 2007. Completed the extensive and complex planned outage on Martin Lake Unit 2 on schedule. This outage was one of the largest ever attempted in the fossil fleet and involved intensive planning using the TXU Operating System schedule and cost optimization tools.
    -- Continued work on applications to the NRC for 3.4 gigawatts (GW) of new nuclear power generation capacity at Comanche Peak in an effort to address Texas' power needs more than a decade in the future.
    -- Launched Oncor Electric Delivery as the new name for TXU Electric
       Delivery. TXU has committed to transform its operations into three separate and distinct businesses (including separate boards of directors) to better position each business to focus on the unique customers that it serves. TXU's retail business is expected to retain TXU Energy as its name, while the generation and related businesses (power, wholesale, development and construction) are expected to adopt the Luminant Energy brand.
    -- Oncor Electric Delivery continued to progress toward its goal to elevate the business from consistent top-quartile reliability to top- decile performance. First quarter 2007 reliability performance improved substantially, with a nearly six percent improvement in the System Average Interruption Duration Index (SAIDI) in the first quarter of 2007 relative to the same period last year, reflecting Oncor's ongoing reliability programs. Oncor continued to transform its power distribution network into the nation's first broadband-enabled smart grid, with 27,019 homes now broadband-ready. During the first quarter of 2007, 74,534 advanced meters were installed. To date, 359,000 meters have been installed toward the goal of upgrading Oncor's three million meters by 2012. Additionally, 21 automated smart switches were installed of a planned 38 for the first half of 2007.

    Market Leadership:
    -- Continued to provide TXU Energy customers with lower prices and price protection unmatched by any competitor. Beginning with meter reads on March 27, residential customers in TXU Energy's native market who had not already selected one of its other lower-priced offers began receiving a six percent reduction, with a commitment to reduce prices an additional four percent when the proposed merger transaction closes and provide protection against price increases through September 2008. The aggregate 10 percent price reduction will result in approximately $300 million in annual savings for these customers. TXU Energy's new price, after the six percent discount, is now lower than any other incumbent's Price-to-Beat rollover price and 15 percent lower than the largest competitor's rollover prices. In April 2007, TXU Energy also cut prices for its TXU Energy Market Tracker+(SM) pricing plan, which automatically lowers electricity prices if natural gas costs trend lower, making prices for this innovative offering among the lowest- priced offers in the North Texas market. TXU Energy customers outside its native market are benefiting from price cuts as well, with reductions implemented in April 2007 to the popular month-to-month TXU Energy Freedom(SM) plan and the SummerSavings 24(SM) plan.

    -- Funded a project at the University of Texas at Arlington (UTA) to research and design a technology management system for reducing nitrogen oxide (NOx) emissions, a principal cause of smog. The focus of the year-long UTA-TXU Power research partnership will be to lessen NOx emissions by creating operational and management tools to maximize the performance of selective catalytic reduction (SCR)-related technology, providing cleaner power for Texas consumers.
    -- Committed $1.8 million to help fund a six-year TXU Carbon Management
       Program at the University of Texas at Austin. The research program is led by Chemical Engineering Professor Gary Rochelle and is designed to improve an existing process for capturing 90 percent of carbon dioxide emissions from coal-fueled power plants so it uses 10 percent less energy.
    -- Began the planning process, together with the investor group led by KKR and TPG, for two integrated gasification combined cycle (IGCC) commercial demonstration plants in Texas, representing TXU's expanded commitment to move forward immediately to develop the next generation of low-cost, clean-burning technologies. In connection with this plan, TXU will issue a request for proposal from companies offering coal gasification technologies with carbon dioxide capture.
    -- Announced the completed construction by a third party (Airtricity) of the Forest Creek Wind Farm, adding 125 MW of renewable energy to TXU's wind energy purchases. TXU continues to lead the way for renewable energy in Texas, helping make the state the nation's largest producer of wind-generated energy. TXU Wholesale is the largest purchaser of wind energy in Texas and the fifth largest in the U.S. TXU plans to double its wind power purchases to 1,500 MW and increase investment in alternative energy as part of the proposed merger.
    -- In support of the PUC's project to identify transmission construction necessary to support future renewable energy generation and consistent with TXU's ongoing support of renewable energy, Oncor Electric Delivery filed a transmission construction proposal and indicated interest in working with the PUC, stakeholders and other potential transmission service providers to meet the PUC's goals.
    -- Continued to lead the market in energy-assistance programs to help those most in need pay their electricity bills. TXU Energy announced that it will contribute $5 million in 2007, in addition to donations from customers and employees, through TXU Energy Aid to help families in critical situations with bill-payment assistance. Since 1983, TXU's signature aid program has provided more than $40 million to help over 300,000 families throughout Texas. In addition, on May 8, TXU Energy, KKR and TPG, along with a bipartisan group of state legislators, announced a commitment of more than $150 million to low-income customers over five years.
    -- In support of the PUC's project to identify transmission construction necessary to support future renewable energy generation and consistent with TXU's ongoing support of renewable energy, Oncor Electric Delivery filed a transmission construction proposal and indicated interest in working with PUC stakeholders and other potential transmission service providers to meet the PUC's goals.
    -- Received the American Coal Council's 2006 Excellence in the Advancement of Energy Education Award and honorable mention for the 2006 Excellence in Public Service or Community Development Award for TXU Power's efforts to improve its local communities, provide energy-based education programs and develop and transmit public information on coal and the energy industry.
    -- Received the 2007 ENERGY STAR Sustained Excellence Award from the U.S.
       Environmental Protection Agency for the fifth year in a row for Oncor Electric Delivery's continued leadership in protecting the environment through energy efficiency.

    -- Honored by the Women's Business Enterprise National Council as one of
       America's Top Corporations for Women's Business Enterprises for the eighth year in a row. This award is the only national award honoring corporations for world-class supplier diversity programs.
    -- Honored with the Corporate Award, the highest recognition by the Martin
       Luther King Jr. Community Center, a social service organization of the City of Dallas, for TXU Energy's longstanding support of the center, its TXU Energy Aid program and its energy assistance workshops.
    -- Received the National Arbor Day Foundation's 2007 Tree Line USA Utility
       Award for the seventh straight year for Oncor Electric Delivery's leadership in quality tree-care practices.
    -- Honored by Institutional Investor magazine for the second consecutive year as America's Most Shareholder Friendly Company in the electric utilities category. TXU was given this award based on responses to surveys from over 1,000 buy-side and sell-side analysts.

    Risk/Return Mindset:
    -- Continued the execution of the long-term commodity risk hedging program strategy that began in late 2005. As of April 27, 2007, subsidiaries of TXU have sold forward more than 2.1 billion MMBtu of natural gas for the balance of 2007 through 2013, significantly improving TXU's risk profile.
    -- Issued an aggregate $1.8 billion of senior unsecured floating rate notes at TXU Energy Company LLC and Oncor Electric Delivery, the proceeds of which were used to replace existing short-term borrowings. These notes are mandatorily redeemable upon closing of the proposed merger transaction. The proceeds from these offerings will not be used to fund the proposed merger.

    Performance Management:
    -- Named Tom Baker vice chairman of TXU Corp. Baker, whose new duties include regulatory and legislative affairs and coordinating TXU's regulatory filings related to the proposed merger transaction, has a 36-year career of leadership at TXU, having held top positions in virtually every area of the company.
    -- Named Robert Shapard chairman and chief executive officer of Oncor
       Electric Delivery to succeed Baker as part of the implementation of the merger plan to further separate TXU's subsidiaries into three distinct businesses. Shapard, who has served 20 years in financial and operational leadership roles for TXU, rejoined the company as a strategic advisor in late 2005, bringing a distinguished track record as a senior executive at TXU and several other companies.
    -- Named David Campbell chief financial officer. Campbell had served as acting CFO since March 2006 and also serves as TXU's chief risk officer.

    Consolidated Results
    Table 2 below provides the shares and adjustments included in the calculation of diluted earnings per share for reported and operational earnings for first quarter 2007 and 2006.

    Table 2: Summary calculation of earnings per share(4)
    Q1 07 and Q1 06; $ millions, million shares, $ per share

                              Q1 07         Q1 07        Q1 06        Q1 06
Factor                       Reported     Operational   Reported    Operational
Net income (loss)
 available to
 common shareholders              (497)           --          576           --
Operational earnings                --           444           --          529
Earnings used in
 diluted per share
 calculation                      (497)          444          576          529
  Average basic
   shares
   outstanding                     458            --           --           --
  Average diluted
   shares
   outstanding                      --           465          474          474
Diluted earnings per
 share                           (1.09)         0.96         1.22         1.12

    Table 3 below reconciles operational earnings to net income available to common shareholders for first quarter 2007 and 2006.

    Table 3: Reconciliation of operational earnings to net income (loss) available to common shareholders
    Q1 07 vs. Q1 06; $ millions and $ per share after tax

                                Q1 07        Q1 07        Q1 06        Q1 06
   Factor                     $ Millions   $ Per Share  $ Millions   $ Per Share

Net income (loss)
 available to common
 shareholders                     (497)       (1.09)         576         1.22
Loss from discontinued
 operations                         --           --          (60)       (0.13)
Special items                      941         2.02           13         0.03
Effect of share dilution            --         0.03           --           --
Operational earnings               444         0.96          529         1.12

    First quarter 2007 special items of $941 million (after tax), $2.02 per share, in net expense included a charge related to the generation development program of $463 million, $0.99 per share, for the write-off of previously incurred construction expenditures and cancellation and termination expenses related to the suspension, and planned termination upon closing of the proposed merger, of eight of the 11 coal-fueled generation units under development in Texas. Special items also included $449 million, $0.97 per share, of unrealized mark-to-market and cash flow hedge ineffectiveness net losses associated with the company's long-term hedging program, inclusive of "day one" losses related to commodity hedge transactions entered into at below market prices, as well as charges of $29 million, $0.06 per share, related to corporate projects expenses, including the write-off of projects terminated due to the transactions contemplated by the Merger Agreement and costs associated with the proposed merger. The long-term hedging program is discussed in more detail in the Risk Management Update beginning on page 10. See Appendix Table A on page 14 for special items details.
    For the first quarter 2006, special items of $13 million (after tax), $0.03 per share, represented unrealized hedge ineffectiveness and mark-to- market net losses associated with the TXU's long-term hedging program.

    TXU expects to record a charge of approximately $11 million (pre-tax) in second quarter 2007 as a result of the suspension and planned termination of the InfrastruX Energy Services Group LP joint venture as announced on April 11, and a charge of approximately $79 million (pre-tax) as a result of the termination of certain equipment purchase orders in April 2007 associated with the eight suspended coal-fueled generation units.

    Consolidated Operational Earnings Summary
    Table 4 below summarizes major drivers of consolidated operational earnings per share. A more detailed discussion of contributions and drivers by segment is provided in Business Segment Results beginning on page 8.

    Table 4:  Consolidated -- operational earnings reconciliation
    Q1 06 to Q1 07; $ millions and $ per share

    Earnings Factor                                 $ Millions    $ Per Share
    06 operational earnings                              529           1.12
     TXU Energy Holdings segment                         (92)         (0.19)
     Oncor Electric Delivery segment                      21           0.04
     Corporate expenses                                  (14)         (0.03)
     Effect of reduced shares                             --           0.02
    07 operational earnings                              444           0.96

    First quarter 2007 operational earnings were $0.96 per share, down $0.16 per share from first quarter 2006. The decrease included a $0.19 per share reduction in operational earnings from the competitive TXU Energy Holdings segment and a $0.03 per share increase in corporate expenses, partially offset by a $0.04 per share improvement in the Oncor Electric Delivery segment results and a $0.02 per share improvement attributable to the reduction in average shares outstanding.

    Cash Flow and Financial Flexibility
    The execution of its ongoing performance improvement program has helped TXU deliver continued strong returns, financial flexibility measures, and cash flow.

    Table 5 below provides a summary of consolidated common stock and return measures at March 31, 2007 and 2006.

    Table 5: Consolidated -- return statistics
    Twelve months ended 3/31/07 and 3/31/06; Mixed measures
                                                                     %
    Return Statistic                3/31/07         3/31/06       Change

     Basic shares outstanding
      -end of period (millions)         459           461          (0.4)
     Return on average common
      stock equity - based on
      net income (%)                  186.5         333.1         (44.0)
     Return on average common
      stock equity - based on
      operational earnings (%)        316.1         339.9          (7.0)
     Return on average invested
      capital - based on adjusted
      net income (%)                   13.5          17.1         (21.1)
     Return on average invested
      capital - based on adjusted
      operational earnings (%)         20.5          17.4          17.8

    TXU continues to make progress in improving its financial flexibility, as reflected in the comparison of its credit metrics for first quarter 2007 to first quarter 2006 shown in Table 6 below. Strong credit metrics are an important determinant in TXU's systematic approach to capital allocation. The ratios of EBITDA/interest and debt/EBITDA, two of TXU's key financial flexibility measures, have improved by 14.8 percent and 14.3 percent, respectively, over the course of the past year. Total debt, excluding $1.1 billion of transition bonds and $244 million of debt proceeds from the issuance of pollution control revenue bonds related to the generation development program, which are held as restricted cash, increased by $686 million compared to March 31, 2006 and $1.6 billion compared December 31, 2006. The increase in total debt since year end was due primarily to an $809 million increase in cash requirements to support risk management and trading margin requirements due to increased forward natural gas prices; capital expenditures related to the generation development program and an increase in cash and equivalents of $444 million. Over the past year, the improvement in key credit metrics was also accompanied by a significant expansion of the company's commodity risk hedging program, which contributes to near-term fluctuations in debt levels due to margin requirements but further strengthens the expected resiliency of the company's future cash flows in different commodity environments.

    Table 6: Consolidated -- financial flexibility measures
    Twelve months ended 3/31/07 and 3/31/06; $ millions and ratios

    Financial Flexibility Measure    3/31/07    3/31/06    Change     % Change

    EBITDA (excluding special items)  5,340      4,416       924         20.9
    Cash interest expense               861        824        37          4.5
    Debt (excluding transition
     bonds and debt-related
     restricted cash)                12,899     12,213       686          5.6
    EBITDA/interest                     6.2        5.4       0.8         14.8
    Debt/EBITDA                         2.4        2.8      (0.4)       (14.3)

    As shown in Table 7, first quarter 2007 cash used in operating activities was $88 million, an increase of $1.1 billion from first quarter 2006. The change reflected $778 million of increased net commodity margin postings due to the effect of higher forward natural gas prices on hedge positions, a premium of $102 million paid in 2007 related to a structured economic hedge transaction in the long-term hedging program, an $84 million unfavorable change in working capital (accounts receivable, accounts payable, and inventories), and $51 million of lower operating earnings taking into account certain non-cash expenses and income.

    Table 7: Consolidated -- cash and free cash flow
    Q1 07 and Q1 06; $ millions

    Cash Flow Factor              Q1 07        Q1 06       Change     % Change
    Cash (used in) provided
     by operating activities       (88)        1,046        (1,134)        --
     Capital expenditures          830           309           521         --
     Nuclear fuel                    6            14            (8)     (57.1)
    Free cash flow (non-GAAP)     (924)          723         1,647         --

    Table 8 below represents available liquidity (cash and available credit facility capacity) as of April 30, 2007 and December 31, 2006. In March, TXU Energy Company LLC and Oncor Electric Delivery Company issued an aggregate $1.8 billion of senior unsecured floating rate notes maturing in September 2008. These notes were issued to replace existing short-term borrowings and are mandatorily redeemable upon the closing of the proposed merger. The proceeds from these offerings will not be used to fund the proposed merger. Liquidity as of March 31, 2007 also reflected increases in cash requirements and outstanding letters of credit of $861 million (approximately $1 billion through April 30, 2007) to support risk management and trading margin requirements due to increased forward natural gas prices, incremental capital expenditures related to the generation development program, and an agreement to maintain availability under credit facilities equal to customer deposits and advance payments from retail customers, which totaled $123 million as of March 31, 2007. Liquidity continues to benefit from a subsidiary of TXU Energy Company having granted a first-lien security interest in its two coal- fueled generation units at the existing Big Brown power plant to support commodity hedging transactions entered into by TXU DevCo, thereby reducing cash or letter of credit collateral requirements. TXU targets minimum available liquidity of $1.5 billion.

    Table 8: Consolidated -- liquidity
    Available amounts as of 4/30/07 and 12/31/06; $ millions

Liquidity Component               Borrower                Maturity     4/30/07   12/31/06
Cash and cash
 equivalents                                                              348        25
Commercial paper
  program                     TXU Energy Co./
  ~                     Oncor Electric Delivery Co.                       (26)   (1,296)
REP reserve
 requirement                   TXU Energy Co.                            (123)       --

$1.5 billion credit
  facility(5)                  TXU Energy Co.            February 08    1,500     1,500
$1.4 billion credit
  facility                    TXU Energy Co./
   ~                    Oncor Electric Delivery Co.          June 08      352       911
$1.0 billion credit
  facility                    TXU Energy Co./
     ~                  Oncor Electric Delivery Co.        August 08      505       850
$1.6 billion credit
  facility                    TXU Energy Co./
     ~                  Oncor Electric Delivery Co.         March 10      824     1,597
$500 million credit
 facility                     TXU Energy Co./
   ~                    Oncor Electric Delivery Co.          June 10      265       500
$500 million credit
 facility                      TXU Energy Co.            December 09       --        --
   Total liquidity                                                      3,645     4,087

    Business Segment Results
    The following is a discussion of operational earnings by business segment. TXU Corp.'s businesses include the TXU Energy Holdings segment, the Oncor Electric Delivery segment and Corporate operations.

    TXU Energy Holdings Segment
    The TXU Energy Holdings segment includes the results of TXU Energy Company LLC, TXU DevCo (TXU's competitive power generation development business) and a lease trust holding certain combustion turbines. TXU Energy Company LLC is the competitive business of TXU Corp. that consists primarily of electricity generation (TXU Power), wholesale energy markets activities (TXU Wholesale) and retail consumer and business markets activities (TXU Energy). Because TXU Wholesale manages commodity price exposure across TXU Energy and TXU Power (including output from future generation developed by TXU DevCo) through wholesale commercial operations and commodity risk management, TXU Energy Holdings is currently effectively managed as one business. TXU Power, TXU Wholesale and TXU Energy conduct their operations through separate legal entities that, in accordance with regulatory requirements, operate independently within the competitive Texas power market. TXU DevCo is not currently a subsidiary of TXU Energy Company LLC, but in the future, the development activities of TXU DevCo are expected to be continued by subsidiaries of TXU Energy Company LLC.

    As part of the announcement of the proposed Merger Agreement, TXU announced the intent to transform its operations into three separate and distinct businesses. These businesses will have distinct names and separate management teams, headquarters and boards of directors. As part of this change, the TXU Energy Holdings segment is expected to be split into two distinct businesses:

    -- Luminant Energy: TXU's power, wholesale, development and construction businesses (re-branding began last week); and -- TXU Energy: TXU's retail business.

    The financial performance of the TXU Energy Holdings segment reflects the ongoing successful implementation of the TXU Operating System and other performance improvement initiatives launched as part of the company's three-year restructuring program. Relative to first quarter 2006, these improvements were offset by the effects of a) special items expenses previously described, b) planned nuclear and coal-fueled power plant maintenance and some incremental unplanned coal plant outages, the latter primarily due to a previously disclosed transformer failure, and c) lower average retail prices. First quarter 2007 was also affected by the timing effect of approximately $0.04 per share (after tax) in unrealized mark-to- market losses on wholesale market positions in the first quarter 2007 (not related to the long-term hedging program) that are expected to be offset by realized gains on the hedged transactions occurring through the remainder of 2007.
    For first quarter 2007, the TXU Energy Holdings segment reported a net loss of $471 million, $1.03 per share, versus net income of $520 million, $1.10 per share, for first quarter 2006. As shown in Appendix Table A, special charges of $912 million, $1.96 per share, were reported for first quarter 2007 as compared to special charges of $13 million, $0.03 per share, for first quarter 2006. First quarter 2007 operational earnings were $0.95 per share as compared to $1.12 per share for first quarter 2006. Excluding the effect of lower average shares outstanding, the TXU Energy Holdings segment operational earnings decreased by $0.19 per share.

    Table 9 below reconciles the change in operational earnings from 2006 to 2007 for the first quarter. The $0.17 per share decrease was primarily the result of a reduction in contribution margin.

    Table 9:  TXU Energy Holdings Segment -- operational earnings reconciliation
    Q1 06 to Q1 07; $ millions and $ per share

    Earnings Factor                                 $ Millions    $ Per Share
    06 operational earnings                               533           1.12
     Contribution margin                                 (157)         (0.33)
     Operating costs                                        5           0.01
     Depreciation and amortization                          5           0.01
     SG&A                                                 (37)         (0.08)
     Franchise and revenue based taxes                      1             --
     Other income and deductions                           (3)            --
     Net interest                                          58           0.12
     Income taxes                                          36           0.08
     Effect of reduced shares                              --           0.02
    07 operational earnings                               441           0.95

    The $157 million, $0.33 per share, decrease in contribution margin for first quarter 2007 versus the comparable 2006 period primarily reflects lower average retail pricing, customer attrition, an increase in the average cost of fuel and purchased power, and decreased generation from the company's nuclear and coal-fueled power generation plants, which resulted in increased purchased power and increased use of the company's older, less efficient gas-fueled generation plants. These effects were partially offset by an increase in residential sales volumes due to colder, more normal weather and higher average weather-adjusted customer usage. Wholesale electricity revenues for first quarter 2007 decreased $78 million from first quarter 2006 primarily due to a decline in average wholesale prices, which reflected lower natural gas prices. Wholesale power sales also declined due to decreased net balancing energy sales.
    Appendix Tables E and F provide a summary of the TXU Energy Holdings segment generation and supply costs and operating statistics. First quarter 2007 baseload production levels were lower than first quarter 2006 primarily due to the planned outage to replace the Comanche Peak Unit 1 steam generators, increased planned coal-fueled plant maintenance, and an extended outage at a coal-fueled plant to repair a failed main power transformer. The planned refueling and steam generator replacement outage at Comanche Peak nuclear generating station Unit 1 took 55 days (34 days in first quarter 2007 and 21 days in second quarter 2007). The outage was completed 20 days earlier than planned, making it the shortest nuclear steam generator replacement outage of its type ever, reflecting on-going benefits of the TXU Operating System. First quarter 2007 baseload plant fuel expenses per MWh increased as a result of higher Powder River Basin coal prices and the timing of lignite expenses.
    For first quarter 2007, as compared to first quarter 2006, average residential customer usage levels increased primarily as a result of colder weather. For first quarter 2007, weather was more normal than first quarter 2006; last year, heating degree days were approximately 25 percent below normal. Compared to the prior year period, the first quarter 2007 net effect of weather resulted in an increase in margins of approximately $0.04 per share, after tax; compared to estimated normal weather, the net effect of weather resulted in an increase in margins of approximately $0.01 per share, after tax. Appendix Tables B and E provide details of operating revenues and total fuel and purchased power costs and delivery fees for the TXU Energy Holdings segment for first quarter 2007 and 2006.

    The $5 million decrease in depreciation and amortization for first quarter 2007 compared to first quarter 2006 primarily reflects the impairment of the natural gas generation plants in second quarter 2006. SG&A expenses for first quarter 2007 increased $37 million, $0.08 per share, due to $20 million of costs associated with power generation development, as well as increases in advertising and other marketing expenses and service provider costs. The $58 million, $0.12 per share, decrease in net interest expense primarily reflects decreased interest income from affiliates due to lower advances and reduced debt levels.
    As discussed in Table 1 - Operating Highlights beginning on page 2, TXU Energy continues to adapt its pricing and refine its product offerings through the "Pick Your Plan" initiative launched in October 2006 in preparation for the transition to full competition in the Texas marketplace. TXU Energy implemented a six percent decrease in prices, effective with March 27, 2007 meter reads, in its native market for customers on its most popular month-to- month plans as part of the aggregate 10 percent planned reduction announced with the proposed merger transaction that in total will result in estimated annual customer savings of approximately $300 million. In April, TXU Energy also announced price adjustments to month-to-month products offered in other Texas markets and its Market Tracker+(SM) product. This strategy is designed to provide customers greater savings, peace of mind, flexibility and price certainty.
    TXU Energy focuses on providing superior service and a range of innovative and competitive products in its native market to meet the needs of customers and increase retention while achieving indicative long-term residential net margins of 5 to 10 percent - comparable to margins achieved by retailers in other industries, many of which do not face significant volatility of commodity supply costs. Many of the offerings have a minimum term commitment in exchange for various pricing plan features or renewable content. The objective is to offer plans that more directly meet the needs of customers since the price-to-beat expired on December 31, 2006. The various plans TXU Energy offers have features that include price certainty, prices indexed to natural gas, renewable energy and time of use options. TXU Energy currently has 5 service plan alternatives available for new residential customer enrollment in its native market, the most that any ERCOT incumbent offers in their respective native market. TXU Energy is aggressively marketing these new plans and has received a favorable response from customers. In competitive areas of the state outside its native market, TXU Energy is pursuing customers through a multi-channel approach using both savings and dependable customer service messaging to achieve acquisition goals and an indicative long-term net margin of 5 to 10 percent. TXU Energy increased its number of residential and small business customers in those markets by over 19 percent since first quarter 2006.
    Appendix Table C provides TXU Energy sales volume statistics. For first quarter 2007, the 5.9 percent increase in retail sales volumes as compared to first quarter 2006 was driven by a 9.3 percent increase in residential volumes and a 4.9 percent increase in large business volumes. The increased usage reflected colder weather (closer to normal than the first quarter 2006) and higher average weather-adjusted consumption. Retail volume sales included the effect of lower mass market customer levels in TXU Energy's native market due to competitive activity, partially offset by increased customer levels outside TXU Energy's native market.
    Customer statistics for 2007 and 2006 are shown in Appendix Table D. Attrition rates were somewhat higher in first quarter 2007 as compared to first quarter 2006, reflecting increased levels of competitor discounts and advertising as the market is now fully competitive. The net residential customer attrition rate for the quarter was 0.9 percent as compared to 0.7 percent in first quarter 2006. Recent product adjustments are intended to add value for TXU Energy's existing customers and attract new customers.

    Risk Management Update
    Reflecting the relationship of wholesale power prices to natural gas prices in Texas, TXU has entered into forward natural gas sales transactions to hedge its power positions and facilitate the company's focus on maintaining strong credit metrics. The natural gas position associated with TXU's baseload generation assets is partially offset through market transactions to manage the company's exposure to changes in natural gas prices. In total, as of April 27, 2007, TXU had sold more than 2.1 billion MMBtu of natural gas at fixed price levels for the balance of 2007 through 2013. This long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas and enable TXU to increase the certainty of its economic value.
    For much of first quarter 2007, cash flow hedge accounting was used for the majority of the positions in TXU's long-term hedging program, with the remainder marked-to-market pending further progress on the power development program. As of mid-March, TXU discontinued designating positions in the long- term hedging program as cash flow hedges for accounting purposes. Subsequent changes in fair value are expected to be marked-to-market in net income. As addressed above, the unrealized gains and losses on the long-term hedging program are treated as special items to provide a better view of realized results for performance management purposes.
    Based on the current size of the long-term hedging program, a parallel $1.00/MMBtu move in gas prices would cause an estimated $2.1 billion of unrealized mark-to-market pre-tax gains or losses. During the quarter, the forward value of the company's natural gas hedges decreased by approximately $1.3 billion, reflecting significant upward movement in forward commodity prices and changes to the program during the period including the "day one" losses described below. The changes in forward natural gas prices and market heat rates resulted in an unrealized mark-to-market and cash flow hedge ineffectiveness net loss of $386 million, $0.83 per share, after tax for first quarter 2007 related to the long-term hedging program. TXU also incurred $63 million, $0.14 per share, after tax in "day one" losses upon initiation of certain positions added to the long-term hedging program during the quarter. The company actively manages its natural gas and heat rate exposure and may adjust both natural gas and heat rate positions in response to estimated generation production, customer attrition and usage, wholesale market transactions, commodity market changes, risk management strategy and policy revisions, and other factors.

    Table 10 provides TXU's natural gas hedges through 2010 and their respective average sales prices as of April 27, 2007.

    Table 10: Pro forma natural gas hedges and average sales price BAL07-10 at April 27, 2007; Million MMBtu, $/MMBtu

    Component                                 BAL07       08       09       10
    Natural gas hedges                          22        253     332      471
    Average price of natural
     gas hedges (NYMEX equivalent price)     ~8.65      ~8.25   ~8.10    ~7.90
    NYMEX close price as of 4/27/07           8.41       8.90    8.61     8.27

    Oncor Electric Delivery Segment
    The Oncor Electric Delivery segment consists of Oncor Electric Delivery Company (previously named TXU Electric Delivery Company), TXU Corp.'s regulated electric transmission and distribution business. Oncor Electric Delivery is the sixth largest electric delivery company in the nation, delivering electricity to three million distribution points of delivery across a network of over 14,300 miles of transmission lines and more than 101,000 miles of distribution lines in the economically diverse North Central, East and West Texas areas. The North American Electric Reliability Corporation estimates approximately 2.3 percent annual demand growth in the ERCOT service area over the next 5 years.
    The Oncor Electric Delivery segment reported net income of $86 million, $0.19 per share, for first quarter 2007 as compared to reported net income of $65 million, $0.14 per share for the prior-year period. Operational earnings for first quarter 2007 were $0.19 per share as compared to $0.14 per share for first quarter 2006.

    Table 11 below reconciles the factors in operational earnings from first quarter 2006 to first quarter 2007.

    Table 11: Oncor Electric Delivery Segment -- operational earnings reconciliation
    Q1 06 to Q1 07; $ millions and $ per share

    Earnings Factor                                  $ Millions    $ Per Share
    06 operational earnings                                65           0.14
     Contribution margin                                   57           0.12
     Operating costs                                       (5)         (0.01)
     Depreciation and amortization                         (6)         (0.01)
     SG&A                                                   5           0.01
     Franchise and revenue based taxes                     (2)            --
     Other income and deductions                           (4)         (0.01)
     Net interest                                          (7)         (0.02)
     Income taxes                                         (17)         (0.04)
     Effect of reduced shares                              --           0.01
    07 operational earnings                                86           0.19

    Excluding the effect of lower average shares outstanding, the Oncor Electric Delivery segment's operational earnings for first quarter 2007 increased $0.04 per share from first quarter 2006. The $57 million, $0.12 per share, increase in contribution margin (revenues) reflected increased delivered volumes resulting from colder, more normal winter weather, growth in customer delivery points, and transmission-related rate increases approved in 2006. The net effect of weather and increased average weather-adjusted usage was an estimated $20 million, $0.04 per share, after-tax improvement in revenues as compared to the prior-year period and an estimated $1 million after-tax improvement in revenues as compared to normal.
    First quarter 2007 depreciation and amortization expenses increased $6 million, primarily due to depreciation on normal additions and replacements of property, plant and equipment. SG&A expenses decreased $5 million as a result of reduced support services costs and lower staffing levels. The $4 million increase in other deductions was related to the 2006 rate settlement with certain cities served by the company. Net interest expense increased $7 million, due to higher average borrowings and interest rates. The $17 million increase in income tax expense reflected higher earnings and increased state franchise taxes due to the application of the new Texas margin tax effective January 1, 2008.

    Appendix Tables I and J summarize the details of the operating revenues and operating statistics for the Oncor Electric Delivery segment for first quarter 2007 and 2006.

    Corporate
    Corporate consists of TXU's remaining non-segment operations, primarily discontinued operations, general corporate expenses, interest on debt at the corporate level, activities involving mineral interest holdings, and inter-company eliminations.
    For first quarter 2007, the reported net loss for Corporate was $112 million, $0.25 per share, as compared to a first quarter 2006 loss of $9 million, $0.02 per share. Adjusting for special items charges of $29 million, $0.06 per share, in expenses, first quarter 2007 Corporate operational results were a loss of $83 million, $0.18 per share compared to a first quarter 2006 loss of $69 million, $0.14 per share. Excluding the $0.01 per share effect of lower average shares outstanding, first quarter 2007 corporate expenses increased $0.03 per share as compared to first quarter 2006. The majority of the increase for first quarter 2007 was due to an increase of $27 million, $0.06 per share, in net interest expense resulting from higher average affiliate borrowings and interest rates.

    Other Information
    Other information, including consolidating income statements, consolidating balance sheets and statements of consolidated cash flows, can be obtained under the report heading "TXU Q1 2007 Earnings Results" at http://www.txucorp.com/investres/default.aspx.

    About TXU
    TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses primarily in Texas. In the competitive TXU Energy Holdings segment (electricity generation, wholesale marketing and retailing), TXU Energy provides electricity and related services to more than
2.1 million competitive electricity customers in Texas. TXU Power has over 18,100 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Wholesale is the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Power generation and related businesses, such as TXU Power and TXU Wholesale, plan to transition toward the new Luminant Energy brand. TXU Corp.'s regulated segment, Oncor Electric Delivery, is an electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 101,000 miles of distribution and 14,300 miles of transmission lines. Visit http://www.txucorp.com for more information about TXU Corp.

    Forward Looking Statements
    This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the TXU Corp.'s filings with the Securities and Exchange Commission (SEC). Specifically, TXU Corp. makes reference to the section entitled "Risk Factors" in its annual and quarterly reports. In addition to the risks and uncertainties set forth in the TXU Corp.'s SEC reports or periodic reports, the proposed transactions described in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against TXU Corp. and others related to the merger agreement; and failure to obtain shareholder approval or any other failure to satisfy other conditions required to complete the transactions contemplated by the merger agreement, including required regulatory approvals.

    Additional Information and Where to Find It
    In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the "Merger"), TXU will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of TXU. BEFORE MAKING ANY VOTING DECISION, TXU'S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. TXU's shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. TXU's shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, telephone:
(214) 812-4600, or from TXU's website, http://www.txucorp.com.

    Participants in the Solicitation
    TXU and its directors and officers may be deemed to be participants in the solicitation of proxies from TXU's shareholders with respect to the Merger. Information about TXU's directors and executive officers and their ownership of TXU's common stock is set forth in TXU's Form 10-K/A, which was filed with the SEC on April 30, 2007. Shareholders may obtain additional information regarding the interests of TXU and its directors and executive officers in the Merger, which may be different than those of TXU's shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.

    Appendix Tables
    Table A:  Description of special items
    Q1 07 and Q1 06; $ millions and $ per share after tax


                                  Income Statement
Special Item                             Line          Q1 07     Q1 07     Q1 06     Q1 06

TXU Energy Holdings segment:
 "Day one" losses on hedges            Revenues           63      0.14        --        --
 Cash flow hedge ineffectiveness
  (gain)/loss                          Revenues          (64)    (0.14)       14      0.03
 Positions marked to market
  (gain)/loss                          Revenues          450      0.97        (1)       --
                                          1
 Generation development
  charges(6)                       Other deductions      463      0.99        --        --
 Corporate and other:
 Projects expenses(7)              Other deductions       29      0.06        --        --
  Total                                                  941      2.02        13      0.03

    Appendix Table B:TXU Energy Holdings Segment -- operating revenues Q1 07 vs. Q1 06; $ millions and mixed measures

Operating Revenue Component                         Q1 07      Q1 06    % Change
Retail electricity revenues:
 Native market:
 Residential                                          784        746        5.1
 Small business                                       238        257       (7.4)
  Total native market                               1,022      1,003        1.9
 Other markets:
  Residential                                         108         89       21.3
  Small business                                       20         15       33.3
   Total other markets                                128        104       23.1
 Large business                                       314        316       (0.6)
  Total retail electricity revenues                 1,464      1,423        2.9
Wholesale electricity revenues                        456        534      (14.6)
Risk management and trading activities(8):
 Net realized gains (losses) on
  settled positions                                    78        (48)        --
 Reversal of prior net unrealized
  (gains)/losses                                        8         36         --
 Other net unrealized gains                          (772)       (32)        --
  Net risk management and trading
   activities                                        (686)       (44)        --
Other revenues                                         82         97      (15.5)
 Total operating revenues                           1,316      2,010      (34.5)
Average residential revenue ($/MWh)                139.63     142.71       (2.2)
Average wires charge ($/MWh)                        26.97      28.26       (4.6)

    Appendix Table C: TXU Energy Holdings Segment -- retail and wholesale sales
    Q1 07 vs. Q1 06; Mixed measures

Volume Component                                      Q1 07     Q1 06   % Change
Retail electricity sales volumes (GWh):

 Native market:
  Residential                                         5,647     5,232       7.9
  Small business                                      1,643     1,727      (4.9)
   Total native market                                7,290     6,959       4.8
 Other markets:
  Residential                                           738       611      20.8
  Small business                                        164       132      24.2
   Total other markets                                  902       743      21.4
 Large business                                       3,390     3,233       4.9
  Total retail electricity sales
   volumes                                           11,582    10,935       5.9
 Wholesale electricity sales(9)                       8,838     9,285      (4.8)
  Total electricity sales volumes                    20,420    20,220       1.0
 Average KWh/customer(10):
  Residential                                         3,427     2,959      15.8
  Small business                                      6,836     6,528       4.7
  Large business                                     84,333    60,718      38.9
 Weather - percent of normal(11):
  Heating degree days                                 102.2      75.1      36.1

    Appendix Table D: TXU Energy Holdings Segment -- retail customer counts Q1 07 vs. Q4 06 and Q1 07 vs. Q1 06; End of period, thousands, # of meters

Customer Component                  Q1 07    Q4 06    3 Month   Q1 06   12 Month
                                                      % Change
Retail electricity customers:
 Native market:
  Residential                        1,596    1,624     (1.7)    1,750    (8.8)
  Small business                       252      258     (2.3)      274    (8.0)
   Total native market               1,848    1,882     (1.8)    2,024    (8.7)
 Other markets:
  Residential                          258      247      4.5       218    18.3
  Small business                        10        9     11.1         7    42.9
   Total other markets                 268      256      4.7       225    19.1
 Large business                         37       44    (15.9)       52   (28.8)
  Total retail electricity
   customers                         2,153    2,182     (1.3)    2,301    (6.4)
Estimated share of market(12)(%):
 Native market:
  Residential                           64       65     (1.5)       71    (9.9)
  Small business                        63       64     (1.6)       69    (8.7)
 Total ERCOT:
  Residential                           36       37     (2.7)       39    (7.7)
  Small business                        26       26       --        28    (7.1)
  Large business                        11       14    (21.4)       18   (38.9)

    Appendix Table E: TXU Energy Holdings Segment -- fuel, purchased power costs and delivery fees
    Q1 07 vs. Q1 06; $ millions

Cost Component                                   Q1 07    Q1 06   % Change
Nuclear fuel                                        18       21        (14.3)
Lignite/coal                                       138      117         17.9
 Total baseload fuel                               156      138         13.0
Gas/oil fuel and purchased power costs             384      268         43.3
Other costs                                         74       71          4.2
 Fuel and purchased power costs                    614      477         28.7
Delivery fees                                      317      313          1.3
Fuel, purchased power costs and
 delivery fees                                     931      790         17.8

    Appendix Table F: TXU Energy Holdings Segment -- generation and supply statistics
    Q1 07 vs. Q1 06; Mixed measures

Generation and Supply Statistic                   Q1 07    Q1 06    % Change
Production and purchased power (GWh):
 Nuclear (baseload)                                4,063    5,080    (20.0)
 Lignite/coal (baseload)                           9,986   10,874     (8.2)
   Total baseload generation                      14,049   15,954    (11.9)
 Gas/oil generation                                  750      189       --
 Purchased power                                   5,669    4,326     31.0
  Total energy supply                             20,468   20,469       --
 Less line loss and power imbalances                  48      249    (80.7)
  Net energy supply volumes                       20,420   20,220      1.0
 Baseload capacity factors (%):
  Nuclear                                           82.0    102.7    (20.2)
  Lignite/coal                                      87.2     90.4     (3.5)
  Total baseload                                    85.7     93.9     (8.7)
Adjusted baseload capacity factors(13)(%):
  Nuclear                                          102.0    102.7     (0.7)
  Lignite/coal                                      94.7     97.5     (2.9)
   Total baseload                                   96.8     99.0     (2.2)

    Appendix Table G: TXU Energy Holdings Segment -- maturity dates of unrealized net commodity contract assets (liabilities)
    3/31/07; $ millions unless otherwise noted

Source of Fair Value       Less Than                     More Than
                           1 Year    1-3 Years 4-5 Years 5 Years    Total

Prices actively quoted        (34)     (142)      (83)      (22)     (281)
Prices provided by other
 external sources             (79)     (193)     (178)      (19)     (469)
Prices based on models        (18)      (22)       --        --       (40)
 Total                       (131)     (357)     (261)      (41)     (790)
Percentage of total fair
 value                         17        45        33         5       100

    Appendix Table H: TXU Energy Holdings Segment -- changes in commodity contract assets and liabilities
    Q1 07; $ millions

    Change Component                                                    Impact
    Net commodity contract liability - beginning of period               (23)
     Settlements of positions included in the opening balance(14)         24
     Unrealized mark-to-market valuations of positions held --
      end of period(15)                                                 (887)
     Other activity(16)                                                  171
    Net commodity contract liability -- end of period                   (715)

    Appendix Table I: Oncor Electric Delivery Segment -- operating revenues Q1 07 vs. Q1 06; $ millions

Revenue Component                               Q1 07      Q1 06    % Change
Electricity transmission and distribution:
 Affiliated (TXU Energy Holdings)                 265        267        (0.7)
Nonaffiliated                                     354        295        20.0
 Total                                            619        562        10.1

    Appendix Table J: Oncor Electric Delivery Segment -- operating statistics Q1 07 vs. Q1 06; Mixed measures

Operating Statistic                               Q1 07       Q1 06    % Change
Volumes - Electricity distribution (GWh)         24,994      23,131         8.1
Electricity distribution points of delivery -
 number of meters (in thousands)(17)              3,067       3,025         1.4
System Average Interruption Duration Index
 (SAIDI) (non-storm)(18)                          74.70       79.32        (5.8)
System Average Interruption Frequency Index
 (SAIFI) (non-storm)(18)                           1.11        1.18        (5.9)
Customer Average Interruption Duration Index
 (CAIDI) (non-storm)(18)                          67.37       67.14         0.3

    Attachment 1: Financial Definitions
    Cash Interest Expense (non-GAAP): Interest expense and related charges less amortization of discount and reacquired debt expense plus capitalized interest. Cash interest expense is a measure used by TXU to assess credit quality.
    Contribution Margin: Operating revenues (GAAP) less fuel and purchased power costs and delivery fees (GAAP).
    Debt (non-GAAP): Total debt less transition bonds and debt-relatedrestricted cash. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. TXU uses this measure to evaluate its debt and capitalization levels.

    Debt/EBITDA (non-GAAP): Debt divided by EBITDA. Debt/EBITDA is a measure used by TXU to assess credit quality.
    EBIT (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax and special items. EBIT is a measure used by TXU to assess performance.
    EBITDA (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax plus depreciation and amortization and special items. EBITDA is a measure used by TXU to assess performance.
    EBITDA/Interest (non-GAAP): EBITDA divided by cash interest expense is a measure used by TXU to assess credit quality.
    Free Cash Flow (non-GAAP): Cash provided by operating activities less capital expenditures and nuclear fuel. Used by TXU predominantly as a forecasting tool to estimate cash available for dividends, debt reduction, and other investments.
    Income from Continuing Operations per Share (GAAP): Per share (diluted) income from continuing operations before extraordinary gain and preference stock dividends.
    Operational Earnings (non-GAAP): Net income available to common shareholders adjusted for special items and income or losses that are not reflective of continuing operations (such as discontinued operations, extraordinary items and cumulative effect of changes in accounting principles). TXU has adjusted operational earnings for all periods to exclude all effects of recording unrealized gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long- term hedging program because management believes such presentation will more appropriately reflect the ongoing earnings of the business. TXU relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

    Operational Earnings per Share (a non-GAAP measure): Per share (diluted) operational earnings. TXU forecasts earnings on such operational earnings basis and is unable to reconcile forecasted operational earnings to a GAAP financial measure because forecasts of special items and material non- recurring items are not practical. TXU relies on operational earnings per share for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.
    Reported Earnings per Share (GAAP): Per share (diluted) net income available to common shareholders.
    Return on Average Common Stock Equity Based on Net Income (GAAP): Twelve months ended net income available to common shareholders (GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated.
    Return on Average Common Stock Equity Based on Operational Earnings (non-
GAAP): Twelve months ended operational earnings (non-GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated. This measure is used to evaluate operational performance and management effectiveness.
    Return on Average Invested Capital Based on Adjusted Net Income (non- GAAP):
Twelve months ended net income (GAAP) plus after-tax interest expense and related charges less interest income on restricted cash related to debt divided by the average of the beginning and ending total capitalization less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.
    Return on Average Invested Capital Based on Adjusted Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP) plus preference stock dividends and after-tax interest expense and related charges less interest income on debt proceeds held as restricted cash divided by the average of the beginning and ending total capitalization less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.
    Special Items (non-GAAP): Unusual charges related to the implementation of the performance improvement program, the effects of unrealized gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long-term hedging program and other charges, credits or gains that are unusual or nonrecurring. Special items are included in reported GAAP earnings, but are excluded from operational earnings.
    Total Capitalization (non-GAAP): Total debt plus common stock equity. This measure is used to evaluate operational performance and management effectiveness.
    Total Debt (GAAP): Long-term debt (including current portion), plus bank loans and commercial paper, plus long-term debt held by subsidiary trusts and preferred securities of subsidiaries.

    Exhibits: Regulation G - Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

    Exhibit 1: Return on average common stock equity calculation Twelve months ended 3/31/07 and 3/31/06; $ millions unless otherwise noted

Component                                          3/31/07    3/31/06     Ref
Net income available to common
  shareholders                                      1,479      1,872       A
Income from continuing operations
 before extraordinary gain/(loss) and
 cumulative effect of changes in
 accounting principles                              1,452      1,884
Special items                                       1,055         30
Preference stock dividends                             --         (4)
 Operational earnings                               2,507      1,910       B
Average common equity                                 793        562       C
Return on average common stock equity -
 based on net income (A/C) (%)                      186.5      333.1
Return on average common stock equity -
  based on operational
  earnings (B/C) (%)                                316.1      339.9

    Exhibit 2: Return on average invested capital calculation Twelve months ended 3/31/07 and 3/31/06; $ millions unless otherwise noted

Component                                          3/31/07    3/31/06    Ref
Net income                                          1,479      1,876
After-tax interest expense and
 related charges net of interest
 income (a)                                           493        509
 Total return (based on net income)                 1,972      2,385      A
Operational earnings                                2,507      1,910
Preference stock dividends                             --          4
After-tax interest expense and related
 charges net of interest income (a)                   493        509
 Total return (based on operational
  earnings)                                         3,000      2,423      B
Average total capitalization                       14,620     13,955      C
Return on average invested capital -
 based on adjusted net
 income (A/C)(%)                                     13.5       17.1
Return on average invested capital
 - based on adjusted operational
 earnings (B/C) (%)                                  20.5       17.4

    (a) After-tax interest expense and
        related charges net of interest
        income
        Interest expense                              813        821
        Interest income                               (54)      (38)
         Net                                          759        783
        Tax at 35%                                    266        274
         Net of tax                                   493        509

    Exhibit 3: Interest and debt coverage ratios
    Twelve months ended 3/31/07 and 3/31/06; $ millions unless otherwise noted

Component                                         3/31/07     3/31/06     Ref
Cash provided by operating activities              3,820       3,642       A
 Reconciling adjustments from
  cash flow statement                             (2,368)     (1,758)      B
Income from continuing operations
 before extraordinary gain/(loss) and
 cumulative effect of changes in
 accounting principles                             1,452       1,884
  Income tax expense                                 739         909
  Interest expense and related charges               813         821
   Interest income                                   (54)        (38)
   Depreciation and amortization                     829         793
EBITDA                                             3,779       4,369
 Special items                                     1,561          47
EBITDA (excluding special items)                   5,340       4,416       C
Interest expense and related charges
                                                     813         821
Amortization of discount and reacquired
 debt expense                                        (17)        (15)
Capitalized interest                                  65          18
 Cash interest expense                               861         824       D
Total debt                                        14,196      13,458       E
 Transition bonds                                 (1,053)     (1,146)
 Debt-related restricted cash                       (244)        (99)
Debt (total debt less transition bonds
 and debt-related restricted cash)                12,899      12,213       F
EBITDA/interest (C/D)                                6.2         5.4
Debt/EBITDA (F/C)                                    2.4         2.8
Cash provided by operating
 activities+cash interest expense/
 cash interest expense (A+D/D)                       5.4         5.4
Total debt/cash provided by operating
 activities - ratio (E/A)                            3.7         3.7

    Exhibit 4a: Consolidated -- operational earnings reconciliation Q1 07; $ millions and $ per share after tax


                        Energy     Energy     Electric   Electric
Factor                 Holdings   Holdings    Delivery   Delivery   Corp.    Corp.     Total    Total

Operational
 earnings (loss)            441       0.95       86        0.19      (83)    (0.18)      444     0.96
 Special items             (912)     (1.96)      --          --      (29)    (0.06)     (941)   (2.02)
 Effect of share
  dilution/
  rounding                   --      (0.02)      --          --       --     (0.01)       --    (0.03)
Net income (loss) to
 common                    (471)     (1.03)      86        0.19     (112)    (0.25)     (497)   (1.09)
Average shares
 - diluted                                                                                        465
Average shares
 - basic                                                                                          458

    Exhibit 4b: Consolidated -- operational earnings reconciliation Q1 06; $ millions and $ per share after tax

                        Energy      Energy     Electric   Electric
Factor                 Holdings    Holdings    Delivery   Delivery   Corp.     Corp.     Total    Total
Operational earnings
 (loss)                     533        1.12       65        0.14      (69)    (0.14)      529     1.12
 Special items              (13)      (0.03)      --          --       --        --       (13)   (0.03)
 Discontinued
  operations                 --          --       --          --       60      0.13        60     0.13
 Rounding                    --        0.01       --          --       --     (0.01)       --       --
Net income (loss)
 to common                  520        1.10       65        0.14       (9)    (0.02)      576     1.22
Average shares
 - diluted                                                                                         474

                                    TXU CORP.
                                  DALLAS, TEXAS
                        SUMMARY OF CONSOLIDATED EARNINGS
                                   (Unaudited)

    THREE MONTHS ENDED March 31              2007            2006    % Change
    Operating Revenues                 $1,669,000,000  $2,304,000,000  -27.6%
    Income (Loss) from Continuing
     Operations (a)                     ($497,000,000)   $516,000,000      --
      Consolidated Net Income (Loss)(b) ($497,000,000)   $576,000,000      --
      Average Number of Shares of
       Common Stock Outstanding, Basic    458,000,000     464,000,000   -1.3%
      Average Number of Shares of
       Common Stock Outstanding, Diluted  458,000,000     474,000,000   -3.4%
      Basic Earnings (Loss) per Share          ($1.09)          $1.24      --
      Diluted Earnings (Loss) per
       Share                                   ($1.09)          $1.22      --

      (a) Q1 07 includes net after-tax expenses of $941 million treated as special items primarily related to a charge of $463 million associated with the Q1 07 suspension of certain generation facility development projects, unrealized mark-to-market and cash flow net losses of $449 million associated with the company's long-term hedging program and charges of $29 million related to corporate projects expenses and costs associated with TXU's proposed merger. Q1 06 includes special items of $13 million related to unrealized hedge ineffectiveness and mark-to-market net losses associated with the company's long-term hedging program.

      (b) Q1 06 includes income from discontinued operations of $60 million related primarily to reversal of an income tax reserve for TXU Gas upon favorable resolution of a tax audit matter in Q1 06.

      (1) Per share earnings amounts reflect diluted earnings per share. See calculations in Table 2 on page 5.

      (2) Operational earnings is a non-GAAP measure that adjusts net income for special items and income or losses that are not related to continuing operations. See Attachment 1: Financial Definitions for a detailed definition of operational earnings and other GAAP and non-GAAP financial measures used in this release.

      (3) Beginning in the fourth quarter 2006, TXU treats as a special item and excludes from operational earnings the effects of unrealized gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in its long-term hedging program. First quarter 2006 has been adjusted accordingly. Management uses this view to evaluate results on an as realized basis and believes it is a useful measure when combined with the GAAP presentation. See page 5 and Appendix Table A for details of special items.

      (4) Because of anti-dilution rules, average basic shares outstanding are used in calculating first quarter 2007 reported earnings. The dilution calculation for operational earnings reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.3 million (after tax), and the addition to shares outstanding of 6.8 million shares related to the effect of: 1) share- based compensation (5.3 million) and 2) convertible senior notes (1.5 million). For first quarter 2006, the dilution calculation for reported and operational earnings per share reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.3 million (after tax), and the addition to shares outstanding of 9.8 million shares related to the effect of: 1) share- based compensation (6.2 million), 2) equity-linked securities (2.1 million) and 3) convertible senior notes (1.5 million).

      (5) Facility with a May 2007 maturity date was terminated and replaced on March 1, 2007 with a new 364-day facility due to mature in February 2008 with terms comparable to TXU's other existing facilities. The amount in the 12/31/06 column was under the since terminated facility.

      (6) Generation development charges represent estimated expenses associated with the cancellation/curtailment of a portion of the company's generation development plans including suspension (in first quarter 2007) of eight of 11 coal-fueled generation facilities in Texas and their planned termination upon closing of the proposed merger announced February 26, 2007.

      (7) Includes expenses previously incurred and deferred related to the analysis and planning associated with certain previously anticipated strategic transactions that are no longer expected to be consummated as a result of the proposed merger agreement and expenses associated with the proposed merger.

      (8) Amounts in first quarters 2007 and 2006 include unrealized net losses of $599 million and $20 million, respectively, from cash flow hedge ineffectiveness and other mark-to-market valuations of long-term hedging program positions.

      (9)   Includes volumes related to ERCOT balancing of 324 gigawatt-hours
            (GWh) and 1,431 GWh of net sales in first quarter 2007 and first quarter 2006, respectively.

      (10)  Based upon the average of the period beginning and ending customers.

      (11) Average for service territory is based on a 50 percent - Dallas/Fort Worth, 25 percent - Mineral Wells and 25 percent - Waco weighting. Weather data is obtained from WeatherBank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce).

      (12) End of period. Estimated market share is based on the estimated number of customers (meters) in the native market and the estimated number of customers (meters) in ERCOT that have choice.

      (13)  Excludes planned outages and economic back-down.

      (14) Represents reversals of unrealized mark-to-market valuations of these positions recognized in earnings prior to the beginning of the period, to offset realized gains and losses upon settlement.

      (15) Includes a $97 million (pre-tax) charge for "day one" losses recorded in first quarter 2007 related to a series of commodity price hedge transactions entered into at below-market prices.

      (16) These amounts do not arise from mark-to-market valuations. Includes initial values of positions involving the receipt or payment of cash or other consideration such as option premiums paid and received and related amortization. Activity for the period includes $71 million of natural gas received related to physical swap transactions and a $102 million premium paid in 2007 related to a structured economic hedge transaction in the long-term hedging program.

      (17) Includes lighting sites, principally guard lights, for which TXU Energy is the REP, but are not included in TXU Energy's customer count. Such sites totaled 81,449 and 85,477 at March 31, 2007 and 2006, respectively. Adjusting for the guard lights, which have minimal value, points of delivery increased 1.6 percent.

      (18) SAIDI is the average number of electric service outage minutes per customer in a year. SAIFI is the average number of electric service interruptions per customer in a year. CAIDI is the average duration in minutes of interruptions to electric service in a year.

SOURCE  TXU Corp.
    -0-                             05/09/2007
    /CONTACT:  Investors, Tim Hogan, +1-214-812-4641, Bill Huber,
+1-214-812-2480, or Steve Oakley, +1-214-812-2220; or Media, Lisa Singleton,
+1-214-812-5049, all of TXU Corp. /
    /Web site:  http://www.txu.com /
    (TXU)